EXHIBIT 99.1

Contact:
Octel Corp. Investor Relations	Citigate Financial Intelligence
Heather Ashworth	Shoshana Dubey / Patrick Kilhaney
+44-161-498-8889	+1-201-499-3500

Octel Corp. Reports 3rd Quarter 2003 Results

NEWARK, DELAWARE, October 27, 2003 – Octel Corp. (NYSE: OTL) today announced financial results for the third quarter and nine months ended September 30, 2003.

– Highlights for the third quarter and nine months ended September 30, 2003 –

■	Net income of $3.11 per diluted share for the first nine months
■	Year to date Specialty Chemicals operating income 8.4% higher than last year
■	Ongoing TEL operating income for the 3rd quarter up 17.4% over last year
■	Year to date cash flow from operating activities of $56.0 million

Net income for the third quarter of 2003 was $18.4 million or $1.47 per diluted share compared with a net income of $18.3 million or $1.44 per diluted share in the comparable period last year.

For the nine months, net income is $38.9 million or $3.11 per diluted share compared with a net income of $54.4 million or $4.32 per diluted share in the same period last year.

Sales in Specialty Chemicals were $46.9 million for the quarter, 3.1% higher than the same period last year. The benefit of the restructuring activities resulted in gross profit for the quarter of $15.9 million, 12.0% ahead of last year. Year to date sales of $141.9 million are 11.5% up on the same period last year, with gross profits 7.1% higher at $46.8 million.

TEL (tetraethyl lead) sales were $76.4 million for the third quarter, 15.2% above the same period last year with all major markets now back on track. Both tight selling price management and continued cost control at our UK plant resulted in gross profit for the third quarter of $40.5 million or 53.0% of sales. These are two major factors that have offset the impact of the global market volume decline. Year to date sales of $192.4 million are 1.9% higher than last year on volumes 14.6% down, reflecting some acceleration of deliveries into the third quarter at customer request.

Overall operating expenses for the quarter of $20.5 million before restructuring costs and the amortization of intangibles were $3.3 million higher than last year and are cumulatively 9.5% higher than last year. This increase reflects our investment in support infrastructure to drive the growth in Specialty Chemicals, as well as planned expenditure to ensure the company is always in a position to comply fully with new and proposed governance and other regulatory requirements.

Operating income of $31.0 million was $5.7 million ahead of last year for the third quarter reflecting the improved performance in both Specialty Chemicals and TEL. For the nine months, operating income is 15% lower than last year at $71.0 million.

Cash flow from operating activities was $38.8 million for the third quarter of 2003, bringing the year to date total to $56.0 million cash inflow. The company continues to make good progress towards refinancing its existing debt and a payment of $20.0 million will be made in December against the current facility.

As previously announced, further provisions for restructuring costs of $2.3 million were made in the third quarter of 2003 across all businesses. After tax, these amounted to $0.13 per share. It is still expected that aggregate further charges will total around $10.0 million during the remainder of 2003 and 2004, primarily in TEL. The combined charges will reflect our previously stated objectives of rationalizing sites and assets to capture synergies in Specialty Chemicals and being proactive in managing the continuing decline in demand for TEL.

Dennis Kerrison, President and Chief Executive Officer, commented: “I am pleased with the continued improvement in Specialty Chemicals results. Management action and restructuring are now starting to provide real benefits. Operating income is clearly ahead of last year. The previously announced restructuring program in this business is now essentially complete.”

“TEL continues to generate strong cash flow with improved results. Quarter 3 benefited from normal supply to all major markets and overall market conditions remain good. The program to further reduce capacity and infrastructure in Ellesmere Port is well underway but the TEL downsizing has been postponed until later in 2004 in order to meet current demand.”

“Overall, the third quarter net income was marginally ahead of last year. With our major TEL customers now back on stream and Specialty Chemicals continuing to perform well, we are looking forward to further progress in the remainder of this year and 2004.”

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations, that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

		Three Months Ended September 30		Nine Months Ended September 30
		2003	2002	2003	2002
		(millions of dollars except per share data)

	Net sales	$123.3	$115.2	$334.3	$327.0
	Cost of goods sold	(66.9)	(67.2)	(188.4)	(181.9)

	Gross profit	56.4	48.0	145.9	145.1
	Operating expenses
	Selling, general and admin.	(19.3)	(15.8)	(52.9)	(47.5)
	Research and development	(1.2)	(1.4)	(3.8)	(4.3)
	Restructuring charge	(2.3)	(3.1)	(10.5)	(3.1)
	Amortization of intangible assets	(2.6)	(2.4)	(7.7)	(6.7)

		(25.4)	(22.7)	(74.9)	(61.6)

	Operating income	31.0	25.3	71.0	83.5

	Interest expense (net)	(3.9)	(1.9)	(8.4)	(10.2)
	Other net income / (expenses)	0.6	0.8	(1.6)	(0.7)

	Income before income taxes and minority interest	27.7	24.2	61.0	72.6
	Minority interest	(0.9)	(0.5)	(2.6)	(2.1)

	Income before income taxes	26.8	23.7	58.4	70.5

	Income taxes	(8.7)	(5.4)	(17.5)	(16.2)

	Income from continuing operations	18.1	18.3	40.9	54.3

	Share of affiliated company earnings	0.3	—	0.9	—
	Discontinued operations	—	—	(3.4)	0.1
	Cumulative effect of change in accounting principle	—	—	0.5	—

	Net income	$18.4	$18.3	$38.9	$54.4

Earnings per share	Basic	$1.54	$1.54	$3.27	$4.60
	Diluted	$1.47	$1.44	$3.11	$4.32

Weighted average shares	Basic	11,942	11,851	11,903	11,809
outstanding (in thousands)	Diluted	12,559	12,651	12,505	12,587

	ANALYSIS OF BUSINESS UNIT RESULTS

		2003	2002	2003	2002
		(millions of dollars)

	Net sales
	TEL—Ongoing	$76.4	$66.3	$192.4	$188.8
	TEL—Chlorine	—	3.4	—	10.9

		76.4	69.7	192.4	199.7
	Specialty Chemicals	46.9	45.5	141.9	127.3

	Total	123.3	115.2	334.3	327.0

	Gross Profit
	TEL—Ongoing	40.5	34.3	99.1	102.2
	TEL—Chlorine	—	(0.5)	—	(0.8)

		40.5	33.8	99.1	101.4
	Specialty Chemicals	15.9	14.2	46.8	43.7

	Total	56.4	48.0	145.9	145.1

	Operating income
	TEL—Ongoing	35.0	29.8	83.5	89.5
	TEL—Chlorine	—	(0.5)	—	(0.8)

		35.0	29.3	83.5	88.7
	Specialty Chemicals	3.7	2.9	9.0	8.3
	Corporate	(5.4)	(3.8)	(11.0)	(10.4)
	Restructuring	(2.3)	(3.1)	(10.5)	(3.1)

	Total	$31.0	$25.3	$71.0	$83.5

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30 2003 (Unaudited)	December 31 2002
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$44.1	$26.7
Accounts receivable, less allowance of $2.3 (2002—$3.1)	67.9	80.7
Other receivable—Veritel	—	3.2
Inventories
Finished goods	35.7	25.3
Raw materials and work-in-progress	18.8	30.4

Total inventories	54.5	55.7
Prepaid expenses	6.3	5.5

Total current assets	172.8	171.8

Property, plant and equipment	94.2	88.9
Less accumulated depreciation	(45.2)	(32.1)

Net property, plant and equipment	49.0	56.8

Goodwill	351.5	352.8
Intangible assets	45.3	50.9
Prepaid pension cost	115.6	105.2
Deferred finance costs	2.2	4.4
Other assets	7.8	5.9

	$744.2	$747.8

Liabilities and Stockholders’ Equity
Current liabilities
Bank overdraft	$0.5	$4.0
Accounts payable	45.8	55.2
Other payable—Veritel	—	10.0
Accrued liabilities	43.0	45.9
Accrued income taxes	12.4	13.7
Current portion of plant closure provisions	10.4	—
Current portion of deferred income	2.0	2.0
Current portion of long-term debt	56.8	56.8

Total current liabilities	170.9	187.6

Plant closure provisions	26.5	36.4

Deferred income taxes	41.2	41.7
Deferred income	6.9	8.4
Long-term debt	75.2	102.4
Other liabilities	2.1	4.2
Minority interest	5.7	4.6

Stockholders’ Equity
Common stock, $0.01 par value	0.1	0.1
Additional paid-in capital	276.8	276.7
Treasury stock	(33.6)	(34.5)
Retained earnings	196.2	157.9
Accumulated other comprehensive income	(23.8)	(37.7)

Total stockholders’ equity	415.7	362.5

	$744.2	$747.8

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30
	2003	2002
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$38.9	$54.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	17.5	19.8
Deferred income taxes	0.3	2.6
Other	2.7	1.6
Unremitted earnings of affiliated companies	(0.9)
Changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	16.8	41.0
Inventories	2.9	(0.8)
Accounts payable and accrued liabilities	(11.5)	(16.0)
Income taxes and other current liabilities	(1.5)	0.7
Other non-current assets and liabilities	(9.2)	(19.0)

Net cash provided by operating activities	56.0	84.3

Cash Flows from Investing Activities

Capital expenditures	(3.3)	(8.2)
Business combinations, net of cash acquired	(5.8)	(5.0)
Veritel	(6.8)	(17.2)
Other	1.8	(0.7)
Net cash used in investing activities	(14.1)	(31.1)

Cash Flows from Financing Activities

Repayment of long-term borrowings	(24.4)	(63.2)
Net Decrease in short-term borrowings	(3.4)	1.4
Dividends paid	(0.6)	(0.6)
Issue of treasury stock	1.4	0.2
Repurchase of common stock	(1.0)
Minority interest	0.9	(0.7)
Other	(0.2)

Net cash used in financing activities	(27.3)	(62.9)

Effect of exchange rate changes on cash	2.8	(2.3)

Net change in cash and cash equivalents	17.4	(12.0)

Cash and cash equivalents at beginning of period	26.7	43.0

Cash and cash equivalents at end of period	$44.1	$31.0